Exhibit 99.2

BOSTON PROPERTIES ANNOUNCES FOURTH QUARTER 2019 RESULTS; REPORTS EPS OF $0.91 AND FFO PER SHARE OF $1.87

Exceeds the Midpoint of EPS and FFO Guidance for Q4; Delivers 9% Year-over-Year Revenue Growth for FY 2019; Increases FY 2020 Guidance with Continued Growth Momentum

BOSTON, MA, January 28, 2020 - Boston Properties, Inc. (NYSE: BXP), the largest publicly-traded developer, owner and manager of Class A office properties in the United States, reported results today for the fourth quarter and full year ended December 31, 2019.
Financial highlights for the fourth quarter include:

•	Revenue grew more than 7% to $757.5 million as compared to revenue of $705.2 million for the fourth quarter ended December 31, 2018.

•
Net income was $140.8 million, or $0.91 per diluted share (EPS), compared to $148.5 million, or $0.96 per diluted share, for the quarter ended December 31, 2018, primarily due to gains on asset sales in 2018 that did not reoccur in 2019.

•
Funds from Operations (FFO) was $289.9 million, or $1.87 per diluted share, reflecting growth of 18% compared to FFO of $245.7 million, or $1.59 per diluted share, for the fourth quarter ended December 31, 2018.

◦
FFO in the fourth quarter of $1.87 per diluted share was $0.02 per share greater than the midpoint of the Company’s fourth quarter guidance provided on October 29, 2019 primarily due to $0.02 per share of greater-than-projected portfolio performance.

The Company provided guidance for the first quarter 2020 with projected EPS of $3.22 - $3.24 per diluted share and projected FFO of $1.80 - $1.82 per diluted share.

The Company also increased its full year 2020 EPS guidance by $2.45 at the midpoint and increased its full year 2020 FFO per diluted share guidance by $0.01 at the midpoint compared to guidance provided on October 29, 2019. The Company’s updated guidance for 2020 is:

•	Projected EPS for 2020 of $5.91 - $6.09 per diluted share inclusive of $2.37 in expected gains on asset sales that are currently under agreement;

•	Projected FFO for 2020 of $7.47 - $7.65 per diluted share, reflecting 8% year-over-year growth at the midpoint.
See “EPS and FFO per Share Guidance” below.
Financial results for the year ended December 31, 2019 include:

•
Net income attributable to common shareholders of $511.0 million, or $3.30 per diluted share (EPS), compared to $572.3 million, or $3.70 per diluted share, for FY 2018, primarily due to $1.06 of gains on asset sales in 2018 that did not reoccur at the same level in 2019, offset primarily by improved portfolio performance in 2019.

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•
FFO of $1.1 billion, or $7.01 per diluted share, reflecting 11% growth compared to FFO of $974.5 million, or $6.30 per diluted share, for the year ended December 31, 2018, primarily due to increases in same property performance and the benefit of developments delivered in 2019.

Fourth quarter and recent business highlights include:

•
Entered into a joint venture with Alexandria Real Estate Equities to develop, own and operate approximately 1.1 million square feet of existing office and lab properties in South San Francisco, California, with the opportunity for approximately 640,000 square feet of additional future development.   Upon completion, the joint venture is expected to own an approximately 1.7 million square foot life science campus including a mix of office and lab buildings.  Boston Properties will have a 50% ownership interest in the joint venture once complete. Details of the transaction can be found in a separate press release issued today which can be found on the newsroom page of the Company’s website at www.bxp.com or here http://investors.bxp.com/latest-news.

•
Secured approval from the City of San Francisco Planning Commission for the 4th and Harrison development project located in San Francisco’s Central SoMa District. The approval includes the Large Project Authorization for the design and massing of an 820,000 square foot project, as well as an initial allocation of 505,000 square feet under the San Francisco Office Development Annual Limitation Program (Prop M) for the first phase of the project.

•	Completed and fully placed in-service the following development projects in Q4 2019:

◦	145 Broadway, a 483,000 square foot property located in Cambridge, Massachusetts. The property is 98% leased to Akamai Technologies, Inc.

◦
The Hub on Causeway - Podium, a 382,000 square foot project containing retail and office space located in Boston, Massachusetts. The project is 99% leased. The Hub on Causeway - Podium is part of a 1.3 million square foot mixed-use development project adjacent to the North Station transit center. The Company has a 50% ownership interest in the development.

•	Signed 1.7 million square feet of leases including:

•	Approximately 130,000 square feet of leases at 399 Park Avenue in New York, NY including approximately 49,000 square feet of leases with a new tenant.

•	Approximately 150,000 square feet of office leasing at 767 Fifth Avenue in New York, NY including a 41,000 square foot lease with a new tenant.

•	Approximately 440,000 square feet of office leasing in Reston, Virginia, including a 310,000 square foot renewal and a 75,000 square foot lease with a new tenant.

•	Approximately 270,000 square feet of renewals and expansions in the Company’s Los Angeles assets.

•	Increased portfolio occupancy to 93% in the Company’s in-service office properties, an increase of 160 bps from the fourth quarter of 2018.

•
Entered into an agreement for the sale of New Dominion Technology Park, a 493,000 square foot office park located in Herndon, Virginia for a gross sale price of $256.0 million, subject to standard closing conditions. The transaction is expected to close during the first quarter of 2020.

•	Repaid the bond financing collateralized by New Dominion Technology Park, Building One in Herndon, Virginia, totaling approximately $26.5 million in the fourth quarter of 2019. The bond

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financing bore interest at a weighted-average fixed rate of approximately 7.69% per annum and was scheduled to mature on January 15, 2021. The early repayment of the debt resulted in a charge of $1.5 million or $0.01 per diluted share in the fourth quarter of 2019.

•
Increased the regular quarterly dividend by 3.2% to $0.98 per share of common stock. The aggregate common stock dividend for full year 2019 of $3.83 per common share represents an annual increase of $0.33 per share, or 9%, over the aggregate common stock dividend for full year 2018 and a total of 42% over the past three years.

Full year 2019 Business Highlights include:

•	Commenced development of approximately 1.0 million square feet including:

◦	325 Main Street at Kendall Center in Cambridge, Massachusetts, a 420,000 square foot (including retail) build-to-suit development project for Google.

◦	A portion of 200 West Street, a 261,000 square foot Class A office property in Waltham, Massachusetts. The 126,000 square foot redevelopment is a conversion to laboratory space.

◦
2100 Pennsylvania Avenue, a 470,000 square foot property in the Foggy Bottom neighborhood of Washington, DC that will include approximately 440,000 square feet of Class A office space and 30,000 square feet of retail space. 66% of the office space is pre-leased to a large law firm.

•	Signed 7.6 million square feet of leases during the year. In addition to the fourth quarter leases, notable signed leases during the year include:

◦	850,000 square feet of leases with Google in Cambridge, Massachusetts for a term of 15 years.

◦	A 545,000 square foot, 15-year lease with Bank of America at 100 Federal Street in Boston, Massachusetts.

◦	493,000 square feet of lease renewals with the U.S. government at New Dominion Technology Park in Herndon, Virginia for a term of 15 years.

◦	A 338,000 square foot, 20-year lease with Shearman & Sterling, a global law firm at 599 Lexington Avenue in New York, NY.

•
Entered into a joint venture to develop Platform 16 in San Jose, California. Platform 16 consists of approximately 5.6 acres that will support the development of a 1.1 million square foot, Class A urban office campus near Diridon Station in downtown San Jose, California.

•	Acquired 880 and 890 Winter Street in Waltham, Massachusetts, two Class A office properties aggregating approximately 392,000 square feet.

•	Completed several dispositions with gross sales totaling approximately $406 million, and net cash proceeds of approximately $200 million.

•
Completed two bond offerings totaling $1.6 billion, including a $850 million green bond offering of 3.4% unsecured senior notes due 2029 and a $700 million bond offering of 2.9% unsecured senior notes due 2030.

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•
Ranked in the top quadrant of the 2019 Global Real Estate Sustainability Benchmark (GRESB®) assessment, earning an eighth consecutive “Green Star” recognition and the highest GRESB 5-star Rating. Overall, the Company ranked among the top 4% of 964 worldwide participants. Also during the year, Boston Properties was selected as a 2019 ENERGY STAR® Partner of the Year. The Company was recognized by the U.S. Environmental Protection Agency (EPA) in Washington, DC. Earning an ENERGY STAR® Partner of the Year Award distinguishes corporate energy management programs, and is the highest level of EPA recognition.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter and year ended December 31, 2019. In the opinion of management, the Company has made all adjustments considered necessary for a fair statement of these reported results.

EPS and FFO per Share Guidance:
The Company’s guidance for the first quarter and full year 2020 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.  Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call and in the Company’s Supplemental Operating and Financial Data for the quarter ended December 31, 2019. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. For details of the Company’s assumptions related to guidance for the first quarter and full year 2020 for EPS (diluted) and FFO per share (diluted), please see the Fourth Quarter 2019 Supplemental Operating and Financial Data located on the Investor Relations section of the Company’s website at investors.bxp.com.

As set forth below, the Company has updated its projected EPS (diluted) for the full year 2020 to $5.91 - $6.09 per share from $3.45 - $3.65 per share. This is an increase of approximately $2.45 per share at the midpoint of the Company’s guidance provided on October 29, 2019 primarily due to an estimated $2.37 per share in gains from sales of real estate that are expected to close in the first quarter of 2020.

In addition, the Company has updated its projected guidance range for FFO per diluted share for the full year 2020 to $7.47 - $7.65 per share from $7.45- $7.65 per share. This is an increase of approximately $0.01 per share at the midpoint of the Company’s guidance provided on October 29, 2019 primarily due to lower than projected net interest expense.

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	First Quarter 2020			Full Year 2020
	Low	-	High	Low	-	High
Projected EPS (diluted)	$3.22	-	$3.24	$5.91	-	$6.09
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.95	-	0.95	3.93	-	3.93
Projected Company Share of Gains on Sales of Real Estate	(2.37)	-	(2.37)	(2.37)	-	(2.37)
Projected FFO per Share (diluted)	$1.80	-	$1.82	$7.47	-	$7.65
% Growth in FFO as compared to 2019				6.6%	-	9.1%
Boston Properties will host a conference call on Wednesday, January 29, 2020 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2019 results, the 2020 projections and related assumptions, and other matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731(International) and entering the passcode 3928659. A replay of the conference call will be available through February 12, 2020, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 3928659. There will also be a live audio webcast of the call, which may be accessed in the Investor Relations section of the Company’s website at investors.bxp.com. Shortly after the call, a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.
Additionally, a copy of Boston Properties’ fourth quarter 2019 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at investors.bxp.com.

Boston Properties (NYSE: BXP) is the largest publicly-held developer and owner of Class A office properties in the United States, concentrated in five markets -  Boston, Los Angeles, New York, San Francisco and Washington, DC. The Company is a fully integrated real estate company, organized as a real estate investment trust (REIT), that develops, manages, operates, acquires and owns a diverse portfolio of primarily Class A office space. The Company’s portfolio totals 52.0 million square feet and 196 properties, including 11 properties under construction. For more information about Boston Properties, please visit our website at www.bxp.com or follow us on LinkedIn or Instagram.

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This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “budgeted,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the Company’s ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2020, whether as a result of new information, future events or otherwise.

Financial tables follow.

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BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2019	December 31, 2018
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$21,458,412	$20,870,602
Construction in progress	789,736	578,796
Land held for future development	254,828	200,498
Right of use assets - finance leases	237,394	—
Right of use assets - operating leases	148,640	—
Less: accumulated depreciation	(5,266,798)	(4,897,777)
Total real estate	17,622,212	16,752,119
Cash and cash equivalents	644,950	543,359
Cash held in escrows	46,936	95,832
Investments in securities	36,747	28,198
Tenant and other receivables, net	112,807	86,629
Related party note receivable	80,000	80,000
Note receivable	15,920	19,468
Accrued rental income, net	1,038,788	934,896
Deferred charges, net	689,213	678,724
Prepaid expenses and other assets	41,685	80,943
Investments in unconsolidated joint ventures	955,647	956,309
Total assets	$21,284,905	$20,256,477
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,922,408	$2,964,572
Unsecured senior notes, net	8,390,459	7,544,697
Unsecured line of credit	—	—
Unsecured term loan, net	498,939	498,488
Lease liabilities - finance leases	224,042	—
Lease liabilities - operating leases	200,180	—
Accounts payable and accrued expenses	377,553	276,645
Dividends and distributions payable	170,713	165,114
Accrued interest payable	90,016	89,267
Other liabilities	387,994	503,726
Total liabilities	13,262,304	12,042,509

Commitments and contingencies	—	—

Redeemable deferred stock units	8,365	—

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; 5.25% Series B cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at December 31, 2019 and December 31, 2018	200,000	200,000

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BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2019	December 31, 2018
	(in thousands, except for share and par value amounts)
Common stock, $0.01 par value, 250,000,000 shares authorized, 154,869,198 and 154,537,378 issued and 154,790,298 and 154,458,478 outstanding at December 31, 2019 and December 31, 2018, respectively	1,548	1,545
Additional paid-in capital	6,294,719	6,407,623
Dividends in excess of earnings	(760,523)	(675,534)
Treasury common stock at cost, 78,900 shares at December 31, 2019 and December 31, 2018	(2,722)	(2,722)
Accumulated other comprehensive loss	(48,335)	(47,741)
Total stockholders’ equity attributable to Boston Properties, Inc.	5,684,687	5,883,171
Noncontrolling interests:
Common units of the Operating Partnership	600,860	619,352
Property partnerships	1,728,689	1,711,445
Total equity	8,014,236	8,213,968
Total liabilities and equity	$21,284,905	$20,256,477

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BOSTON PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(in thousands, except for per share amounts)
Revenue
Lease	$706,349	$—	$2,758,014	$—
Base rent	—	541,902	—	2,103,723
Recoveries from tenants	—	109,265	—	402,066
Parking and other	26,727	27,831	103,534	107,421
Hotel revenue	11,793	11,745	48,589	49,118
Development and management services	10,473	12,195	40,039	45,158
Direct reimbursements of payroll and related costs from management services contracts	2,159	2,219	10,386	9,590
Total revenue	757,501	705,157	2,960,562	2,717,076
Expenses
Operating
Rental	268,919	253,043	1,050,010	979,151
Hotel	8,318	8,221	34,004	33,863
General and administrative	32,797	27,683	140,777	121,722
Payroll and related costs from management services contracts	2,159	2,219	10,386	9,590
Transaction costs	569	195	1,984	1,604
Depreciation and amortization	169,897	165,439	677,764	645,649
Total expenses	482,659	456,800	1,914,925	1,791,579
Other income (expense)
Income (loss) from unconsolidated joint ventures	(936)	5,305	46,592	2,222
Gains (losses) on sales of real estate	(57)	59,804	709	182,356
Interest and other income	4,393	3,774	18,939	10,823
Gains (losses) from investments in securities	2,177	(3,319)	6,417	(1,865)
Impairment losses	—	(11,812)	(24,038)	(11,812)
Losses from early extinguishments of debt	(1,530)	(16,490)	(29,540)	(16,490)
Interest expense	(102,880)	(100,378)	(412,717)	(378,168)
Net income	176,009	185,241	651,999	712,563
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(16,338)	(16,425)	(71,120)	(62,909)
Noncontrolling interest—common units of the Operating Partnership	(16,222)	(17,662)	(59,345)	(66,807)
Net income attributable to Boston Properties, Inc.	143,449	151,154	521,534	582,847
Preferred dividends	(2,625)	(2,625)	(10,500)	(10,500)
Net income attributable to Boston Properties, Inc. common shareholders	$140,824	$148,529	$511,034	$572,347
Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.91	$0.96	$3.31	$3.71
Weighted average number of common shares outstanding	154,667	154,467	154,582	154,427
Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.91	$0.96	$3.30	$3.70
Weighted average number of common and common equivalent shares outstanding	154,992	154,773	154,883	154,682

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BOSTON PROPERTIES, INC. FUNDS FROM OPERATIONS (1) (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(in thousands, except for per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$140,824	$148,529	$511,034	$572,347
Add:
Preferred dividends	2,625	2,625	10,500	10,500
Noncontrolling interest - common units of the Operating Partnership	16,222	17,662	59,345	66,807
Noncontrolling interests in property partnerships	16,338	16,425	71,120	62,909
Net income	176,009	185,241	651,999	712,563
Add:
Depreciation and amortization expense	169,897	165,439	677,764	645,649
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(18,116)	(19,067)	(71,389)	(73,880)
Company’s share of depreciation and amortization from unconsolidated joint ventures	14,458	17,576	58,451	54,352
Corporate-related depreciation and amortization	(477)	(398)	(1,695)	(1,634)
Impairment losses	—	11,812	24,038	11,812
Less:
Gains on sales of real estate included within income (loss) from unconsolidated joint ventures	(32)	8,270	47,238	8,270
Gains (losses) on sales of real estate	(57)	59,804	709	182,356
Noncontrolling interests in property partnerships	16,338	16,425	71,120	62,909
Preferred dividends	2,625	2,625	10,500	10,500
Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	322,897	273,479	1,209,601	1,084,827
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	32,960	27,789	123,757	110,338
Funds from operations attributable to Boston Properties, Inc. common shareholders	$289,937	$245,690	$1,085,844	$974,489
Boston Properties, Inc.’s percentage share of funds from operations - basic	89.79%	89.84%	89.77%	89.83%
Weighted average shares outstanding - basic	154,667	154,467	154,582	154,427
FFO per share basic	$1.87	$1.59	$7.02	$6.31
Weighted average shares outstanding - diluted	154,992	154,773	154,883	154,682
FFO per share diluted	$1.87	$1.59	$7.01	$6.30

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(1)
Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP) for gains (or losses) from sales of properties, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and real estate-related depreciation and amortization. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.
In order to facilitate a clear understanding of the Company’s operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. common shareholders as presented in the Company’s consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

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BOSTON PROPERTIES, INC. PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2019	December 31, 2018
Boston	95.9%	95.9%
Los Angeles	96.7%	96.7%
New York	92.9%	88.0%
San Francisco	93.7%	87.8%
Washington, DC	87.6%	90.7%
Total Portfolio	93.0%	91.4%

AT THE COMPANY
Michael LaBelle
Executive Vice President,
Chief Financial Officer and Treasurer
(617) 236-3352

Sara Buda
Vice President, Investor Relations
(617) 236-3429
sbuda@bxp.com

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